Exhibit 99.1

ALON USA ENERGY, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Alon USA Energy, Inc.:
We have audited the accompanying consolidated balance sheets of Alon USA Energy, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three‑year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alon USA Energy, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Alon USA Energy, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 26, 2016 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
Dallas, Texas
February 26, 2016

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Alon USA Energy, Inc.:
We have audited Alon USA Energy, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Alon USA Energy, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Alon USA Energy, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Alon USA Energy, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and our report dated February 26, 2016 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Dallas, Texas
February 26, 2016

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	As of December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$234,127	$214,961
Accounts and other receivables, net	119,171	153,859
Income tax receivable	3,741	9,196
Inventories	105,515	122,803
Deferred income tax asset	13,786	11,228
Prepaid expenses and other current assets	28,275	26,315
Total current assets	504,615	538,362
Equity method investments	42,811	25,376
Property, plant and equipment, net	1,380,202	1,372,344
Goodwill	62,885	101,913
Other assets, net	185,625	153,649
Total assets	$2,176,138	$2,191,644
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$315,721	$292,217
Accrued liabilities	93,780	104,391
Current portion of long-term debt	16,420	15,089
Total current liabilities	425,921	411,697
Other non-current liabilities	165,935	182,659
Long-term debt	539,542	539,368
Deferred income tax liability	380,580	384,142
Total liabilities	1,511,978	1,517,866
Commitments and contingencies (Note 21)
Stockholders’ equity:
Preferred stock, par value $0.01, 15,000,000 shares authorized; 0 and 68,180 shares issued and outstanding at December 31, 2015 and 2014, respectively	—	682
Common stock, par value $0.01, 150,000,000 shares authorized; 70,960,461 and 69,606,944 shares issued and outstanding at December 31, 2015 and 2014, respectively	710	696
Additional paid-in capital	526,035	517,127
Accumulated other comprehensive loss, net of tax	(28,808)	(8,458)
Retained earnings	141,201	126,851
Total stockholders’ equity	639,138	636,898
Non-controlling interest in subsidiaries	25,022	36,880
Total equity	664,160	673,778
Total liabilities and equity	$2,176,138	$2,191,644

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Year Ended December 31,
	2015	2014	2013
Net sales (1)	$4,338,152	$6,779,456	$7,046,381
Operating costs and expenses:
Cost of sales	3,515,406	6,002,270	6,325,088
Direct operating expenses	255,534	281,686	287,752
Selling, general and administrative expenses	200,195	170,139	168,172
Depreciation and amortization	126,494	124,063	125,494
Total operating costs and expenses	4,097,629	6,578,158	6,906,506
Gain on disposition of assets	1,914	274	9,558
Loss on impairment of goodwill	(39,028)	—	—
Operating income	203,409	201,572	149,433
Interest expense	(79,826)	(111,143)	(94,694)
Equity earnings of investees	6,669	1,678	5,309
Other income, net	417	674	218
Income before income tax expense	130,669	92,781	60,266
Income tax expense	48,282	22,913	12,151
Net income	82,387	69,868	48,115
Net income attributable to non-controlling interest	29,636	31,411	25,129
Net income available to stockholders	$52,751	$38,457	$22,986
Earnings per share, basic	$0.76	$0.56	$0.33
Weighted average shares outstanding, basic (in thousands)	69,772	68,985	63,538
Earnings per share, diluted	$0.75	$0.55	$0.32
Weighted average shares outstanding, diluted (in thousands)	70,714	69,373	64,852
Cash dividends per share	$0.55	$0.53	$0.38
_________________

(1)	Includes excise taxes on sales by the retail segment of $77,860, $75,409 and $73,597 for the years ended December 31, 2015, 2014 and 2013, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands)

	Year Ended December 31,
	2015	2014	2013
Net income	$82,387	$69,868	$48,115
Other comprehensive income (loss):
Postretirement benefit plans:
Unrealized gain (loss) arising during the year related to:
Net actuarial gain (loss)	357	(16,498)	15,610
Curtailment	—	—	126
(Gain) loss reclassified to earnings:
Amortization of net actuarial loss (1)	4,226	3,466	4,071
Amortization of prior service credit (1)	(364)	(364)	(51)
Net gain (loss), before tax	4,219	(13,396)	19,756
Income tax expense (benefit)	1,540	(4,559)	7,224
Net gain (loss), net of tax	2,679	(8,837)	12,532
Interest rate derivatives designated as cash flow hedges:
Unrealized holding loss arising during period	(1,276)	(1,292)	—
Loss reclassified to earnings - interest expense	338	54	—
Net loss, before tax	(938)	(1,238)	—
Income tax benefit	(343)	(458)	—
Net loss, net of tax	(595)	(780)	—
Commodity contracts designated as cash flow hedges:
Unrealized holding gain (loss) arising during period	6,070	50,288	(9,475)
Gain reclassified to earnings - cost of sales	—	—	(22,021)
Amortization of unrealized (gain) loss on de-designated cash flow hedges - cost of sales	(41,948)	15,572	—
Net gain (loss), before tax	(35,878)	65,860	(31,496)
Income tax expense (benefit)	(13,276)	24,358	(11,644)
Net gain (loss), net of tax	(22,602)	41,502	(19,852)
Total other comprehensive income (loss), net of tax	(20,518)	31,885	(7,320)
Comprehensive income	61,869	101,753	40,795
Comprehensive income attributable to non-controlling interest	29,468	34,239	24,877
Comprehensive income attributable to stockholders	$32,401	$67,514	$15,918
_________________

(1)
These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit cost, as further discussed in Note 14. Net periodic benefit cost is reflected in direct operating expenses and selling, general and administrative expenses in the consolidated statements of operations.

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (dollars in thousands)
	Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity	Non-controlling Interest	Total Equity
Balance at December 31, 2012	$42,200	$613	$444,022	$(30,447)	$128,319	$584,707	$36,479	$621,186
Stock compensation expense	—	9	8,285	—	—	8,294	(1,279)	7,015
Dividends	—	—	—	—	(24,081)	(24,081)	(886)	(24,967)
Dividends of common stock on preferred stock	—	—	1,984	—	(2,288)	(304)	—	(304)
Equity issuance costs	—	—	(1,012)	—	—	(1,012)	—	(1,012)
Equity component related to issuance of convertible notes, net of tax of $11,171	—	—	19,194	—	—	19,194	—	19,194
Convertible note hedge transactions, net of tax of $10,468	—	—	(17,987)	—	—	(17,987)	—	(17,987)
Warrant transactions	—	—	13,230	—	—	13,230	—	13,230
Preferred stock conversion	(41,518)	64	41,454	—	—	—	—	—
Distributions to non-controlling interest in the Partnership				—	—	—	(31,746)	(31,746)
Net income	—	—	—	—	22,986	22,986	25,129	48,115
Other comprehensive loss, net of tax	—	—	—	(7,068)	—	(7,068)	(252)	(7,320)
Balance at December 31, 2013	682	686	509,170	(37,515)	124,936	597,959	27,445	625,404
Stock compensation expense	—	9	7,915	—	—	7,924	(428)	7,496
Dividends	—	—	—	—	(36,483)	(36,483)	(1,134)	(37,617)
Dividends of common stock on preferred stock	—	1	42	—	(59)	(16)	—	(16)
Distributions to non-controlling interest in the Partnership	—	—	—	—	—	—	(23,242)	(23,242)
Net income	—	—	—	—	38,457	38,457	31,411	69,868
Other comprehensive income, net of tax	—	—	—	29,057	—	29,057	2,828	31,885
Balance at December 31, 2014	682	696	517,127	(8,458)	126,851	636,898	36,880	673,778
Stock compensation expense	—	13	8,217	—	—	8,230	(1,436)	6,794
Dividends	—	—	—	—	(38,387)	(38,387)	(415)	(38,802)
Dividends of common stock on preferred stock	—	—	10	—	(14)	(4)	—	(4)
Preferred stock conversion	(682)	1	681	—	—	—	—	—
Distributions to non-controlling interest in the Partnership	—	—	—	—	—	—	(39,475)	(39,475)
Net income	—	—	—	—	52,751	52,751	29,636	82,387
Other comprehensive loss, net of tax	—	—	—	(20,350)	—	(20,350)	(168)	(20,518)
Balance at December 31, 2015	$—	$710	$526,035	$(28,808)	$141,201	$639,138	$25,022	$664,160

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)
	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$82,387	$69,868	$48,115
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	126,494	124,063	125,494
Stock compensation	9,953	7,496	7,015
Deferred income taxes	5,906	5,961	8,278
Equity earnings of investees, net of dividends	(2,274)	—	(3,266)
Amortization of debt issuance costs	3,595	3,759	4,496
Amortization of original issuance discount	6,273	6,306	4,300
Write-off of unamortized debt issuance costs	—	558	1,871
Write-off of unamortized original issuance discount	—	391	1,871
Gain on disposition of assets	(1,914)	(274)	(9,558)
Loss on impairment of goodwill	39,028	—	—
Unrealized gain on commodity swaps	(7,937)	(3,778)	(3,085)
Changes in operating assets and liabilities:
Accounts and other receivables, net	18,369	77,658	(19,053)
Income tax receivable	5,455	6,857	(15,547)
Inventories	17,288	4,983	55,149
Prepaid expenses and other current assets	(1,960)	(7,686)	8,410
Other assets, net	(11,782)	(27,506)	6,042
Accounts payable	(37,179)	(68,482)	1,726
Accrued liabilities	(14,170)	3,733	(2,794)
Other non-current liabilities	(11,467)	(10,249)	(57,231)
Net cash provided by operating activities	226,065	193,658	162,233
Cash flows from investing activities:
Capital expenditures	(101,195)	(88,429)	(68,513)
Capital expenditures for turnarounds and catalysts	(35,348)	(62,473)	(8,617)
Dividends from investees, net of equity earnings	—	1,472	—
Contribution to equity method investment	(15,161)	(597)	(1,403)
Proceeds from disposition of assets	2,889	41,032	27,092
Acquisition of retail stores	(11,196)	—	—
Net cash used in investing activities	(160,011)	(108,995)	(51,441)
Cash flows from financing activities:
Dividends paid to stockholders	(38,387)	(36,483)	(24,081)
Dividends paid to non-controlling interest	(415)	(1,134)	(886)
Distributions paid to non-controlling interest in the Partnership	(39,475)	(23,242)	(31,746)
Equity issuance costs	—	—	(1,012)
Inventory agreement transactions	40,138	24,200	25,200
Deferred debt issuance costs	(2,139)	(2,284)	(4,264)
Revolving credit facilities, net	(5,000)	(40,000)	51,000
Additions to long-term debt	14,049	145,000	150,000
Payments on long-term debt	(15,659)	(160,258)	(151,575)
Proceeds from issuance of warrants	—	—	13,230
Payments for purchases of hedges on convertible debt	—	—	(28,455)
Net cash used in financing activities	(46,888)	(94,201)	(2,589)
Net increase (decrease) in cash and cash equivalents	19,166	(9,538)	108,203
Cash and cash equivalents, beginning of period	214,961	224,499	116,296
Cash and cash equivalents, end of period	$234,127	$214,961	$224,499
Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$70,556	$106,065	$85,329
Cash paid for income tax, net of refunds	$35,976	$10,957	$18,184
Supplemental disclosure of non-cash activities:
Capital expenditures included in accounts payable and accrued liabilities	$21,011	$—	$6,161

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except as noted)

(1)	Description and Nature of Business
As used in this report, unless otherwise specified, the terms “Alon,” “we,” “our” and “us” or like terms refer to Alon USA Energy, Inc. and its consolidated subsidiaries or to Alon USA Energy, Inc. or an individual subsidiary. Generally, the words “we,” “our” and “us” include Alon USA Partners, LP and its consolidated subsidiaries (the “Partnership”) as consolidated subsidiaries of Alon USA Energy, Inc. unless when used in disclosures of transactions or obligations between the Partnership and Alon USA Energy, Inc., or its other subsidiaries.
We are engaged in the business of refining and marketing of petroleum products, primarily in the South Central, Southwestern and Western regions of the United States. Our business consists of three operating segments: (i) refining and marketing, (ii) asphalt and (iii) retail.
Refining and Marketing Segment. Our refining and marketing segment includes a sour crude oil refinery located in Big Spring, Texas, a light sweet crude oil refinery located in Krotz Springs, Louisiana, and heavy crude oil refineries located in Paramount, Bakersfield and Long Beach, California (the “California refineries”). Our California refineries have not processed crude oil since 2012 due to the high cost of crude oil relative to product yield and low asphalt demand. We refine crude oil into petroleum products, including various grades of gasoline, diesel, jet fuel, petrochemicals, petrochemical feedstocks, asphalt and other petroleum-based products, which are marketed primarily in the South Central, Southwestern and Western regions of the United States. We are also shipping and selling gasoline into wholesale markets in the Southern and Eastern United States.
We own the Big Spring refinery and its integrated wholesale marketing operations through the Partnership. We market transportation fuels produced at the Big Spring refinery in Central and West Texas, Oklahoma, New Mexico and Arizona. We refer to our operations in these regions as our “physically integrated system” because we primarily supply our customers in this region with motor fuels produced at our Big Spring refinery and distributed through a network of pipelines and terminals that we own or access through leases or long-term throughput agreements.
We sell motor fuels under the Alon brand through various terminals to supply 633 Alon branded retail sites, including our retail segment convenience stores. In addition we sell motor fuels through our wholesale distribution network on an unbranded basis. In 2015, we sold 1,026.6 million gallons of motor fuels through our branded and unbranded motor fuels network.
We market transportation fuel production from our Krotz Springs refinery through bulk sales, exchange and wholesale channels. The bulk sales and exchange arrangements are entered into with various oil companies and trading companies and are transported to markets on the Mississippi River and the Atchafalaya River as well as to the Southern and Eastern United States through the Colonial Pipeline. We are also shipping and selling gasoline into certain wholesale markets in the Southern and Eastern United States through the Colonial Pipeline.
We own a 32% interest in a renewable fuels project that is located at our California refineries. The project converts tallow into renewable fuels. As of December 31, 2015, our investment in this project was $15,148, which is recorded under the equity method of accounting and included as part of total assets in the refining and marketing segment data.
Asphalt Segment. We own or operate 11 asphalt terminals located in Texas (Big Spring), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Washington (Richmond Beach), Arizona (Phoenix and Flagstaff) as well as asphalt terminals in which we own a 50% interest located in Fernley, Nevada, and Brownwood, Texas. The operations in which we have a 50% interest are recorded under the equity method of accounting and the investments are included as part of total assets in the asphalt segment data.
Asphalt produced by our Big Spring refinery is transferred to the asphalt segment at prices substantially determined by reference to the cost of crude oil, which is intended to approximate wholesale market prices. We market asphalt primarily as paving asphalt to road and materials manufacturers and as ground tire rubber polymer modified or emulsion asphalt to highway

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

construction/maintenance contractors. Sales of asphalt are seasonal with the majority of sales occurring between May and October.
Retail Segment. Our retail segment operates 309 convenience stores located in Central and West Texas and New Mexico. These convenience stores typically offer various grades of gasoline and diesel under the Alon brand name and food products, food service, tobacco products, non-alcoholic and alcoholic beverages, general merchandise as well as money orders to the public, primarily under the 7-Eleven brand name. Substantially all of the motor fuel sold through our retail segment is supplied by our Big Spring refinery.
In August 2015, we acquired 14 retail stores in the Albuquerque, New Mexico area for $11,196, which included property, plant and equipment and related inventories.

(2)	Basis of Presentation and Certain Significant Accounting Policies

(a)	Basis of Presentation
The consolidated financial statements include the accounts of Alon USA Energy, Inc. and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated.

(b)	Use of Estimates
These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Revenue Recognition
Revenues from sales of refined products are earned and realized upon transfer of title to the customer based on the contractual terms of delivery (including payment terms and prices). Generally, title transfers at the refinery or terminal when the refined product is loaded into the common carrier pipelines, trucks or railcars (free on board origin). In some situations, title transfers at the customer’s destination (free on board destination).
We occasionally enter into refined product buy/sell arrangements, which involve linked purchases and sales related to refined product sales contracts entered into to address location, quality or grade requirements. These buy/sell transactions are included on a net basis in sales in the consolidated statements of operations and profits are recognized when the exchanged product is sold.
Revenues from our inventory financing agreements (Note 9) are reported on a gross basis as we are considered a principal in these agreements.
In the ordinary course of business, logistical and refinery production schedules necessitate the occasional sale of crude oil to third parties. All purchases and sales of crude oil are recorded net, in cost of sales in the consolidated statements of operations.
Excise taxes on sales by our retail segment are presented on a gross basis. Supplemental information regarding the amount of such taxes included in revenues are provided in a footnote on the face of the consolidated statements of operations. All other excise taxes are presented on a net basis in the consolidated statements of operations.

(d)	Cost Classifications
Refining and marketing cost of sales includes crude oil, blending materials, RINs and other raw materials, inclusive of transportation costs, which include costs associated with our crude oil and product pipelines. Asphalt cost of sales includes costs of purchased asphalt, blending materials and transportation costs. Retail cost of sales includes motor fuels and

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

merchandise. Retail fuel cost of sales represents the cost of purchased fuel, including transportation costs and associated excise taxes. Merchandise cost of sales includes the delivered cost of merchandise purchases, net of merchandise rebates and commissions. Cost of sales excludes depreciation and amortization, which is presented separately in the consolidated statements of operations.
Cost of sales for the year ended December 31, 2015 includes proceeds from insurance recoveries of $10,868 related to a business interruption insurance claim at our Krotz Springs refinery.
Direct operating expenses, which relate to our refining and marketing and asphalt segments, include costs associated with the actual operations of our refineries and terminals, such as energy and utility costs, routine maintenance, labor, insurance and environmental compliance costs.
Selling, general and administrative expenses consist primarily of costs relating to the operations of the convenience stores, including labor, utilities, maintenance and retail corporate overhead costs. Refining and marketing and asphalt segments corporate overhead and marketing expenses are also included in selling, general and administrative expenses.
Interest expense includes interest expense on debt, letters of credit, financing costs associated with crude oil purchases, financing fees, and both the amortization and write-off of original issuance discount and deferred debt issuance costs but excludes capitalized interest. Original issuance discount and debt issuance costs are amortized over the term of the related debt using the effective interest method.

(e)	Cash and Cash Equivalents
All highly-liquid instruments with a maturity of three months or less at the time of purchase are considered to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

(f)	Accounts Receivable
Financial instruments that potentially subject us to concentration of credit risk consist primarily of trade accounts receivables. Credit is extended based on evaluation of the customer’s financial condition. We perform ongoing credit evaluations of our customers and require letters of credit, prepayments or other collateral or guarantees as management deems appropriate. Allowance for doubtful accounts is based on a combination of current sales and specific identification methods.
Credit risk is minimized as a result of the ongoing credit assessment of our customers and a lack of concentration in our customer base. Credit losses are charged to allowance for doubtful accounts when deemed uncollectible. Our allowance for doubtful accounts is reflected as a reduction of accounts receivable in the consolidated balance sheets.

(g)	Inventories
Crude oil, refined products, blendstocks and asphalt (including crude oil consignment inventory) are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation method and market is determined using current estimated selling prices. Under the LIFO valuation method, the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. In periods of rapidly declining prices, LIFO inventories may have to be written down to market value due to the higher costs assigned to LIFO layers in prior periods. An inventory write-down to market value results in a non-cash accounting adjustment, decreasing the value of our inventory and increasing our cost of sales. Such charges are subject to reversal in subsequent periods, not to exceed LIFO cost, if prices recover. In addition, the use of the LIFO inventory method may result in increases or decreases to cost of sales in years when inventory volumes decline and result in charging cost of sales with LIFO inventory costs generated in prior periods.
Materials and supplies are stated at average cost. Cost for retail merchandise inventories is determined under the retail inventory method and cost for retail fuel inventories is determined under the first-in, first-out (“FIFO”) method.
Crude oil inventory consigned to others represents inventory that was sold to third parties, which we are obligated to repurchase at the end of the respective agreements (Note 9). As a result of this requirement to repurchase the inventory, no revenue was recorded on these transactions and the inventory volumes remain valued under the LIFO method.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(h)	Hedging Activity
All derivative instruments are recorded in the consolidated balance sheets as either assets or liabilities measured at their fair value. We consider all commodity forwards, futures, swaps and option contracts to be part of our risk management strategy. For commodity derivative contracts not designated as cash flow hedges, the net unrealized gains and losses for changes in fair value are recognized in cost of sales on the consolidated statements of operations.
We selectively designate certain commodity derivative contracts and interest rate derivatives as cash flow hedges. The effective portion of the gains or losses associated with these derivative contracts designated and qualifying as cash flow hedges are initially recorded in accumulated other comprehensive income in the consolidated balance sheet and reclassified into the statement of operations in the period in which the underlying hedged forecasted transaction affects income. The amounts recorded into the consolidated statement of operations for commodity derivative contracts are recognized as cost of sales and the amounts recorded for interest rate derivatives are recognized as interest expense. The ineffective portion of the gains or losses on the derivative contracts, if any, is recognized in the consolidated statement of operations as it is incurred.
Derivative transactions related to our inventory financing agreements have been designated as fair value hedges of inventory. The gain or loss on the derivative instrument designated and qualifying as a fair value hedge, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, is recognized in earnings in the same period.

(i)	Property, Plant and Equipment
The carrying value of property, plant and equipment includes the fair value of the asset retirement obligation and has been reflected in the consolidated balance sheets at cost, net of accumulated depreciation.
Property, plant and equipment, net of salvage value, are depreciated using the straight-line method at rates based on the estimated useful lives for the assets or groups of assets, beginning in the first month of operation following acquisition or completion. The useful lives used to determine depreciation for our assets are as follows:

Refining facilities	3 – 20 years
Pipelines and terminals	5 – 25 years
Retail	5 – 40 years
Other	3 – 15 years
We capitalize interest costs associated with major construction projects based on the effective interest rate on aggregate borrowings. Leasehold improvements are depreciated on the straight-line method over the shorter of the contractual lease terms or the estimated useful lives.
Expenditures for major replacements and additions are capitalized. Refining and marketing segment and asphalt segment expenditures for routine repairs and maintenance costs are charged to direct operating expense as incurred. Retail segment routine repairs and maintenance costs are charged to selling, general and administrative expense as incurred. The applicable costs and accumulated depreciation of assets that are sold, retired, or otherwise disposed of are removed from the accounts and the resulting gain or loss is recognized as a gain or loss on disposition of assets in the consolidated statements of operations.

(j)	Impairment of Long-Lived Assets and Assets to be Disposed Of
We review long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to future net cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its expected future cash flows, an impairment loss is recognized based on the excess of the carrying value of the impaired asset over its fair value. The future cash flows and fair values used in this assessment are estimates based on management’s judgment and assumptions. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs of disposition.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(k)	Asset Retirement Obligations
We have asset retirement obligations with respect to our refineries due to various legal obligations to clean and/or dispose of these assets at the time they are retired. However, the majority of these assets can be used for extended and indeterminate periods of time provided that they are properly maintained and/or upgraded. It is our practice and intent to continue to maintain these assets and make improvements based on technological advances. When a date or range of dates can reasonably be estimated for the retirement of these assets or any component part of these assets, we will estimate the cost of performing the retirement activities and record a liability for the fair value of that cost using established present value techniques.
We also have asset retirement obligations with respect to the removal of underground storage tanks and the removal of brand signage at our owned and leased retail sites. The asset retirement obligation for storage tank removal on leased retail sites is accreted over the expected life of the underground storage tank, which approximates the average retail site lease term (Note 13).

(l)	Turnarounds and Catalysts Costs
Our refinery units require regular major maintenance and repairs that are commonly referred to as “turnarounds.” Catalysts used in certain refinery process units are typically replaced in conjunction with planned turnarounds. We record the turnaround and catalysts costs as deferred charges in other assets in the consolidated balance sheets. We amortize the deferred costs on a straight-line basis over the period of time estimated until the next turnaround occurs (generally 3 to 5 years), beginning the month after the completion of the turnaround. The amortization of deferred turnaround and catalysts costs are presented in depreciation and amortization in our consolidated statements of operations.

(m)	Income Taxes
We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(n)	Stock-Based Compensation
Our stock-based compensation plan includes granting of awards in the form of options to purchase common stock, stock appreciation rights, restricted shares of common stock, restricted common stock units, performance shares, performance units and senior executive plan bonuses to our directors, officers and key employees. We use the grant date fair value based method for calculating and accounting for stock-based compensation. Expenses related to stock-based compensation are included in selling, general and administrative expenses in our consolidated statements of operations (Note 17).

(o)	Environmental Expenditures
Environmental expenditures are recorded to expense or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Environmental liabilities represent the estimated costs to investigate and remediate contamination at our properties. These estimates are based on internal and third-party assessments of the extent of the contaminations, the selected remediation technology and review of applicable environmental regulations.
Costs of future expenditures for environmental remediation obligations are not discounted to their present value unless payments are fixed or reliably determinable. Recoveries of environmental remediation costs from other parties are recorded as assets when the receipt is deemed probable. Estimates are updated to reflect changes in factual information, available technology or applicable laws and regulations (Note 21).

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

Substantially all amounts accrued are expected to be paid out over the next 15 years. The amount of future expenditures for environmental remediation obligations is impossible to determine with any degree of reliability.

(p)	Earnings Per Share
We compute basic earnings per share by dividing net income available to common stockholders by the weighted average number of participating common shares outstanding during the reporting period. Diluted earnings per share are calculated to give effect to all potentially dilutive common shares that were outstanding during the period (Note 19).

(q)	Other Comprehensive Income
Comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that, under U.S. GAAP, are excluded from net income, such as defined postretirement benefit plan adjustments and gains and losses related to certain derivative instruments designated in qualifying hedging relationships. The balance in accumulated other comprehensive loss, net of tax reported in the consolidated balance sheets consists of defined postretirement benefit plans and the fair value of interest rate derivatives and commodity derivative contract adjustments.

(r)	Postretirement Benefits
We recognize the underfunded status of our defined pension and postretirement plans as a liability. Changes in the funded status of our defined pension and postretirement plans are recognized in other comprehensive income in the period the changes occur. The funded status represents the difference between the projected benefit obligation and the fair value of the plan assets. The projected benefit obligation is the present value of benefits earned to date by plan participants, including the effect of assumed future salary increases. Plan assets are measured at fair value. We use December 31, of each year as the measurement date for plan assets and obligations for all of our defined pension and postretirement plans.

(s)	Commitments and Contingencies
Liabilities for loss contingencies, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recorded as assets, and are not offset against the related environmental liability.

(t)	Goodwill and Intangibles
Goodwill represents the excess of the cost of an acquired entity over the fair value of the assets acquired less liabilities assumed. Intangible assets are assets that lack physical substance (excluding financial assets). Goodwill acquired in a business combination and intangible assets with indefinite useful lives are not amortized and intangible assets with finite useful lives are amortized on a straight-line basis over 1 to 40 years. Goodwill and intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired. We use December 31, of each year as the valuation date for annual goodwill impairment testing purposes.

(u)	New Accounting Standards
In May 2014, the Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board jointly issued a comprehensive new revenue recognition standard that provides accounting guidance for all revenue arising from contracts to provide goods or services to customers. This standard is intended to improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. The standard allows for either full retrospective adoption or modified retrospective adoption. In August 2015, the FASB updated the guidance to include a one-year deferral of the effective date for the new revenue standard, making the requirements of the standard effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted for interim and annual periods beginning after December 15, 2016. We are evaluating the guidance to determine the method of adoption and the impact this standard will have on our consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

In February 2015, the FASB issued an accounting standards update making targeted changes to the current consolidation guidance. The new standard changes the way certain decisions are made related to substantive rights, related parties, and decision making fees when applying the variable interest entity consolidation model and eliminates certain guidance for limited partnerships and similar entities under the voting interest consolidation model. The requirements from the updated standard are effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. The adoption of this guidance will not have a material effect on our financial position or results of operations.
In April 2015, the FASB issued an accounting standards update simplifying the presentation of debt issuance costs. The new standard requires that certain costs incurred to issue debt be presented in the balance sheet as a direct deduction from the carrying value of the debt. In August 2015, the FASB updated the guidance to clarify that debt issuance costs related to line-of-credit arrangements would not be impacted by the updated standard. The requirements from the updated standard are effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. We adopted this standard and applied the changes retrospectively to the prior period. The adoption of this standard resulted in the reclassification of $9,230 of unamortized debt issuance costs from other non-current assets to long-term debt on the consolidated balance sheets at December 31, 2014.
In July 2015, the FASB issued an accounting standards update simplifying the measurement of certain inventory. This updated standard simplifies the measurement of inventory by requiring certain inventory to be measured at the lower of cost or net realizable value. The amendments in this accounting standards update are effective for interim and annual periods beginning after December 15, 2016. This accounting standards update does not apply to the subsequent measurement of inventory measured using the LIFO or retail inventory methods, therefore the adoption of this guidance will not have a material effect on our financial position or results of operations.
In November 2015, the FASB issued an accounting standards update simplifying the presentation of income taxes. This updated standard eliminates the current requirement to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. Instead, all deferred tax assets and liabilities will be required to be classified as non-current. The requirements from the updated standard are effective for interim and annual periods beginning after December 31, 2016, and early adoption is permitted. We are evaluating the guidance to determine the impact this standard will have on our consolidated financial statements.

(3)	Alon USA Partners, LP
The Partnership (NYSE: ALDW) is a publicly-traded limited partnership that owns the assets and conducts the operations of the Big Spring refinery and the associated integrated wholesale marketing operations. The limited partner interests of the Partnership are represented as common units outstanding. As of December 31, 2015, the 11,510,039 common units held by the public represent 18.4% of the Partnership’s common units outstanding. We own the remaining 81.6% of the Partnership’s common units and Alon USA Partners GP, LLC (the “General Partner”), our wholly-owned subsidiary, owns 100% of the general partner interest in the Partnership, which is a non-economic interest.
The limited partner interests in the Partnership not owned by us are reflected in the consolidated statements of operations in net income attributable to non-controlling interest and in our consolidated balance sheets in non-controlling interest in subsidiaries. The Partnership is consolidated within the refining and marketing segment.
We have agreements with the Partnership which establish fees for certain administrative and operational services provided by us and our subsidiaries to the Partnership, provide certain indemnification obligations and other matters and establish terms for the supply of products by the Partnership to us.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

Partnership Distributions
The Partnership has adopted a policy pursuant to which it will distribute all of the available cash generated each quarter, as defined in the partnership agreement, subject to the approval of the board of directors of the General Partner. The per unit amount of available cash to be distributed each quarter, if any, will be distributed within 60 days following the end of such quarter.
During the years ended December 31, 2015, 2014 and 2013, the Partnership paid the following aggregate cash distributions:

	Cash Available for Distribution per Unit (1)	Distributions Per Unit	Total Distribution Amount	Distributions Paid to Non-Controlling Interest
2015	$2.81	$3.43	$214,405	$39,475
2014	2.54	2.02	126,262	23,242
2013	2.37	2.76	172,506	31,746
_______________________

(1)
Represents the aggregate cash available for distribution per unit attributable to the period indicated. This represents the difference between cash available for distribution and distributions paid in the table above.

(4)	Segment Data
Our revenues are derived from three operating segments: (i) refining and marketing, (ii) asphalt and (iii) retail. The reportable operating segments are strategic business units that offer different products and services. The segments are managed separately as each segment requires unique technology, marketing strategies and distinct operational emphasis. Each operating segment’s performance is evaluated primarily based on operating income. Operations that are not included in any of the three segments are included in the corporate category. These operations consist primarily of corporate headquarters operating and depreciation expenses.
Operating income (loss) for each segment consists of net sales less cost of sales, direct operating expenses, selling, general and administrative expenses, depreciation and amortization, gain (loss) on disposition of assets and loss on impairment of goodwill. Intersegment sales are intended to approximate wholesale market prices. Consolidated totals presented are after intersegment eliminations.
Total assets of each segment consist of net property, plant and equipment, inventories, cash and cash equivalents, accounts and other receivables, goodwill and other assets directly associated with the segment’s operations. Corporate assets consist primarily of corporate headquarters information technology and administrative equipment.
Segment data as of and for the years ended December 31, 2015, 2014 and 2013 are presented below:

	Refining and Marketing	Asphalt	Retail	Corporate	Consolidated Total
Year ended December 31, 2015
Net sales to external customers	$3,305,762	$257,955	$774,435	$—	$4,338,152
Intersegment sales (purchases)	358,194	(31,198)	(326,996)	—	—
Depreciation and amortization	107,619	4,892	12,431	1,552	126,494
Operating income (loss)	178,081	2,363	25,230	(2,265)	203,409
Total assets	1,822,924	106,015	231,078	16,121	2,176,138
Turnarounds, catalysts and capital expenditures	108,777	3,385	18,993	5,388	136,543

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

	Refining and Marketing	Asphalt	Retail	Corporate	Consolidated Total
Year ended December 31, 2014
Net sales to external customers	$5,382,360	$457,412	$939,684	$—	$6,779,456
Intersegment sales (purchases)	555,622	(59,615)	(496,007)	—	—
Depreciation and amortization	104,676	4,747	12,241	2,399	124,063
Operating income (loss)	204,609	(25,597)	25,665	(3,105)	201,572
Total assets (1)	1,851,344	110,139	215,038	15,123	2,191,644
Turnarounds, catalysts and capital expenditures	125,621	5,777	16,748	2,756	150,902

	Refining and Marketing	Asphalt	Retail	Corporate	Consolidated Total
Year ended December 31, 2013
Net sales to external customers	$5,489,745	$612,443	$944,193	$—	$7,046,381
Intersegment sales (purchases)	600,943	(86,089)	(514,854)	—	—
Depreciation and amortization	105,597	6,398	10,826	2,673	125,494
Operating income (loss)	133,020	(4,097)	23,904	(3,394)	149,433
Total assets (1)	1,870,441	154,143	197,714	12,726	2,235,024
Turnarounds, catalysts and capital expenditures	48,889	9,425	17,935	881	77,130
_________________

(1)
During the year ended December 31, 2015, we adopted the FASB’s recently issued accounting guidance simplifying the presentation of debt issuance costs. As a result of adopting this guidance, debt issuance costs that had previously been included as deferred charges in our consolidated balance sheets have been reclassified as a direct deduction from the carrying value of the associated debt. These changes have been applied retrospectively to all periods presented.

(5)	Fair Value
We determine fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We classify financial assets and financial liabilities into the following fair value hierarchy:

•	Level 1 - valued based on quoted prices in active markets for identical assets and liabilities;

•	Level 2 - valued based on quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability; and

•	Level 3 - valued based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
As required, we utilize valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of unobservable inputs (level 3) within the fair value hierarchy. We generally apply the “market approach” to determine fair value. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety.
The carrying amounts of our cash and cash equivalents, receivables, payables and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The reported amounts of long-term debt approximate fair value. Derivative instruments are carried at fair value, which are based on quoted market prices. Derivative instruments are our only assets and liabilities measured at fair value on a recurring basis.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

The following table sets forth the assets and liabilities measured at fair value on a recurring basis, by input level, in the consolidated balance sheets as of December 31, 2015 and 2014:

	Level 1	Level 2	Level 3	Total
As of December 31, 2015
Assets:
Commodity contracts (swaps)	$—	$14,799	$—	$14,799
Fair value hedges of consigned inventory	—	33,797	—	33,797
Liabilities:
Commodity contracts (futures and forwards)	592	—	—	592
Interest rate swaps	—	2,176	—	2,176

As of December 31, 2014
Assets:
Commodity contracts (swaps)	$—	$42,740	$—	$42,740
Fair value hedges of consigned inventory	—	24,903	—	24,903
Liabilities:
Commodity contracts (futures and forwards)	333	—	—	333
Interest rate swaps	—	1,238	—	1,238
The following table sets forth our non-recurring fair value measurements, by input level, in the consolidated balance sheets as of December 31, 2015:

	Level 1	Level 2	Level 3	Total	Total Losses
As of December 31, 2015
Goodwill (1)	$—	$—	$62,885	$62,885	$(39,028)
_________________

(1)
Goodwill with a carrying amount of $101,913 was written down to its implied fair value of $62,885, resulting in an impairment charge of $39,028, which has been included in earnings for the year ended December 31, 2015.

(6)	Derivative Financial Instruments
We selectively utilize crude oil and refined product commodity derivative contracts to reduce the risk associated with potential price changes on committed obligations as well as to reduce earnings volatility. We also utilize interest rate swaps to manage our exposure to interest rate risk. We do not speculate using derivative instruments. Credit risk on our derivative instruments is mitigated by transacting with counterparties meeting established collateral and credit criteria.
Mark to Market
We have certain contracts that serve as economic hedges, which are derivatives used for risk management but not designated as hedges for financial accounting purposes. All economic hedge transactions are recorded at fair value and any changes in fair value between reporting periods are recognized in earnings.
We have contracts that are used to fix prices on forecasted purchases of inventory, which we refer to as futures and forwards. Futures represent trades executed on the New York Mercantile Exchange which have not been closed or settled at the end of the reporting period. Forwards represent physical trades for which pricing and quantities have been set, but the physical product delivery has not occurred by the end of the reporting period.
We also have economic hedges in the form of swap contracts that fix price differentials between different types of crude oil and refined products that we use or produce at our refineries. At December 31, 2015, these swap contracts had aggregate volumes of 8,490 thousand barrels of crude oil and refined products with contract terms through December 2016.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

Fair Value Hedges
Fair value hedges are used to hedge price volatility of certain refining inventories and firm commitments to purchase inventories. The gain or loss on a derivative instrument designated and qualifying as a fair value hedge, as well as the offsetting gain or loss on the hedged item attributable to the hedged risk, is recognized in earnings in the same period.
We have certain commodity contracts associated with the Supply and Offtake Agreements discussed in Note 9 that have been accounted for as fair value hedges, which had purchase volumes of 669 thousand barrels of crude oil as of December 31, 2015.
Cash Flow Hedges
To designate a derivative as a cash flow hedge, we document at the inception of the hedge the assessment that the derivative will be highly effective in offsetting expected changes in cash flows from the hedged item. This assessment, which is updated at least quarterly, is generally based on the most recent relevant historical correlation between the derivative and the hedged item. If, during the term of the derivative, the hedge is determined to be no longer highly effective, hedge accounting is prospectively discontinued and any remaining unrealized gains or losses, based on the effective portion of the derivative at that date, are reclassified to earnings when the underlying transactions occur.
Commodity Derivatives. As of December 31, 2015, we did not have any commodity swap contracts accounted for as cash flow hedges. In January 2015, we elected to de-designate certain commodity swap contracts that were previously designated as cash flow hedges. During the year ended December 31, 2015, we reclassified gains of $41,948 from other comprehensive income (“OCI”) into cost of sales related to these de-designated cash flow hedges that settled in 2015. During the year ended December 31, 2014, we reclassified losses of $15,572 from OCI into cost of sales related to previously de-designated cash flow hedges that settled in 2014.
Related to commodity swap cash flow hedges in OCI, we recognized unrealized gains (losses) of $(35,878), $65,860 and $(31,496) for the years ended December 31, 2015, 2014 and 2013, respectively.
Interest Rate Derivatives. We have interest rate swap agreements, maturing March 2019, that effectively fix the variable LIBOR interest component of the term loans within the Alon Retail Credit Agreement, as defined in Note 15. These interest rate swaps have been accounted for as cash flow hedges. The aggregate notional amount under these agreements covers approximately 75% of the outstanding principal of these term loans throughout the duration of the interest rate swaps. As of December 31, 2015, the outstanding principal of these term loans was $105,967. The interest rate swaps lock in an average fixed interest rate of 1.43% in 2016; 2.22% in 2017; 2.89% in 2018 and 3.06% in 2019.
Related to these interest rate swap cash flow hedges in OCI, we recognized unrealized losses of $938 and $1,238 for the years ended December 31, 2015 and 2014, respectively.
For the years ended December 31, 2015 and 2014, there was no hedge ineffectiveness recognized in income. For the year ended December 31, 2013, there was $1,879 of hedge ineffectiveness recognized on commodity swap cash flow hedges in cost of sales. For the years ended December 31, 2015, 2014 and 2013, no component of the derivative instruments’ gains or losses was excluded from the assessment of hedge effectiveness.
As of December 31, 2015, we have net unrealized losses of $2,176 classified in OCI related to cash flow hedges. Assuming interest rates remain unchanged, unrealized losses of $571 will be reclassified from OCI into earnings over the next twelve-month period as the underlying transactions occur.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

The following tables present the effect of derivative instruments on the consolidated balance sheets:

	As of December 31, 2015
	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity contracts (futures and forwards)	Accounts receivable	$292	Accrued liabilities	$884
Commodity contracts (swaps)	Accounts receivable	14,799		—
Total derivatives not designated as hedging instruments		15,091		884

Derivatives designated as hedging instruments:
Interest rate swaps		—	Other non-current liabilities	2,176
Fair value hedges of consigned inventory	Other assets	33,797		—
Total derivatives designated as hedging instruments		33,797		2,176
Total derivatives		$48,888		$3,060

	As of December 31, 2014
	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity contracts (futures and forwards)	Accounts receivable	$7,168	Accrued liabilities	$7,501
Commodity contracts (swaps)	Accounts receivable	6,809		—
Commodity contracts (swaps)	Other assets	11,622		—
Total derivatives not designated as hedging instruments		25,599		7,501

Derivatives designated as hedging instruments:
Commodity contracts (swaps)	Accounts receivable	24,309		—
Interest rate swaps		—	Other non-current liabilities	1,238
Fair value hedges of consigned inventory	Other assets	24,903		—
Total derivatives designated as hedging instruments		49,212		1,238
Total derivatives		$74,811		$8,739

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

The following tables present the effect of derivative instruments on the consolidated statements of operations and accumulated other comprehensive loss:
Derivatives designated as hedging instruments:

Cash Flow Hedging Relationships	Gain (Loss) Recognized in OCI	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)		Gain (Loss) Reclassified from Accumulated OCI into Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
		Location	Amount	Location	Amount
For the Year Ended December 31, 2015
Commodity contracts (swaps)	$(35,878)	Cost of sales	$41,948		$—
Interest rate swaps	(938)	Interest expense	(338)		—
Total derivatives	$(36,816)		$41,610		$—

For the Year Ended December 31, 2014
Commodity contracts (swaps)	$65,860	Cost of sales	$(15,572)		$—
Interest rate swaps	(1,238)	Interest expense	(54)		—
Total derivatives	$64,622		$(15,626)		$—

For the Year Ended December 31, 2013
Commodity contracts (swaps)	$(31,496)	Cost of sales	$23,900	Cost of sales	$(1,879)
Total derivatives	$(31,496)		$23,900		$(1,879)
Derivatives in fair value hedging relationships:

		Gain (Loss) Recognized in Income
		Year Ended December 31,
	Location	2015	2014	2013
Fair value hedges of consigned inventory (1)	Interest expense	$8,894	$28,242	$(1,619)
Total derivatives		$8,894	$28,242	$(1,619)
_________________

(1)	Changes in the fair value hedges are substantially offset in earnings by changes in the hedged items.
Derivatives not designated as hedging instruments:

		Gain (Loss) Recognized in Income
		Year Ended December 31,
	Location	2015	2014	2013
Commodity contracts (futures and forwards)	Cost of sales	$(6,302)	$(18,950)	$8,359
Commodity contracts (swaps)	Cost of sales	17,267	20,232	4,964
Total derivatives		$10,965	$1,282	$13,323

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

Offsetting Assets and Liabilities
Our derivative instruments are subject to master netting arrangements to manage counterparty credit risk associated with derivatives, and we offset the fair value amounts recorded for derivative instruments to the extent possible under these agreements on our consolidated balance sheets.
The following table presents offsetting information regarding our derivatives by type of transaction as of December 31, 2015 and 2014:

	Gross Amounts of Recognized Assets/ Liabilities	Gross Amounts offset in the Statement of Financial Position	Net Amounts Presented in the Statement of Financial Position	Gross Amounts Not offset in the Statement of Financial Position		Net Amount
				Financial Instruments	Cash Collateral Pledged
As of December 31, 2015
Derivative Assets:
Commodity contracts (futures and forwards)	$1,112	$(820)	$292	$(292)	$—	$—
Commodity contracts (swaps)	39,739	(24,940)	14,799	—	—	14,799
Fair value hedges of consigned inventory	33,797	—	33,797	—	—	33,797
Derivative Liabilities:
Commodity contracts (futures and forwards)	$1,704	$(820)	$884	$(292)	$—	$592
Commodity contracts (swaps)	24,940	(24,940)	—	—	—	—
Interest rate swaps	2,206	(30)	2,176	—	—	2,176

As of December 31, 2014
Derivative Assets:
Commodity contracts (futures and forwards)	$8,508	$(1,340)	$7,168	$(7,168)	$—	$—
Commodity contracts (swaps)	49,204	(6,464)	42,740	—	—	42,740
Fair value hedges of consigned inventory	24,903	—	24,903	—	—	24,903
Derivative Liabilities:
Commodity contracts (futures and forwards)	$8,841	$(1,340)	$7,501	$(7,168)	$—	$333
Commodity contracts (swaps)	6,464	(6,464)	—	—	—	—
Interest rate swaps	1,238	—	1,238	—	—	1,238
Compliance Program Market Risk
We are obligated by government regulations to blend a certain percentage of biofuels into the products that we produce and are consumed in the U.S. We purchase biofuels from third parties and blend those biofuels into our products, and each gallon of biofuel purchased includes a renewable identification number, or RIN. To the degree we are unable to blend biofuels at the required percentage, a RINs deficit is generated and we must acquire that number of RINs by the annual reporting deadline in order to remain in compliance with applicable regulations. Alternatively, if we have a RINs surplus, some of those RINs could be sold. Any such sales would be subject to our normal credit evaluation process.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

We are exposed to market risk related to the volatility in the price of credits needed to comply with these governmental and regulatory programs. We manage this risk by purchasing RINs when prices are deemed favorable utilizing fixed price purchase contracts. Some of these contracts are derivative instruments; however, we elect the normal purchase and sale exception and do not record these contracts at their fair values.
The cost of meeting our obligations under these compliance programs was $35,062, $27,110 and $14,917 for the years ended December 31, 2015, 2014 and 2013, respectively. These amounts are reflected in cost of sales in the consolidated statements of operations.

(7)	Accounts and Other Receivables
Financial instruments that potentially subject us to concentration of credit risk consist primarily of trade accounts receivables. Credit risk is minimized as a result of the ongoing credit assessment of our customers and a lack of concentration in our customer base. We perform ongoing credit evaluations of our customers and require letters of credit, prepayments or other collateral or guarantees as management deems appropriate. J. Aron & Company (“J. Aron”) accounted for more than 10% of our net sales for the years ended December 31, 2015, 2014 and 2013. The allowance for doubtful accounts is reflected as a reduction of accounts and other receivables in the consolidated balance sheets.
Accounts and other receivables, net consisted of the following:

	As of December 31,
	2015	2014
Trade accounts receivable	$98,164	$99,207
Other receivables	21,724	55,413
Allowance for doubtful accounts	(717)	(761)
Total accounts and other receivables, net	$119,171	$153,859
The following table sets forth the allowance for doubtful accounts for the years ended December 31, 2015, 2014 and 2013:

	Balance at Beginning of Period	Additions Charged to Expense	Deductions	Balance at End of Period
2015	$761	126	(170)	$717
2014	$461	300	—	$761
2013	$583	175	(297)	$461

(8)	Inventories
Carrying value of inventories consisted of the following:

	As of December 31,
	2015	2014
Crude oil, refined products, asphalt and blendstocks	$42,123	$48,027
Crude oil consignment inventory (Note 9)	2,928	18,350
Materials and supplies	26,940	22,269
Store merchandise	28,475	27,418
Store fuel	5,049	6,739
Total inventories	$105,515	$122,803

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

Reductions of inventory volumes during 2015 and 2013 resulted in a liquidation of LIFO inventory layers. The liquidations increased cost of sales by $11,371 and $1,455 during 2015 and 2013, respectively. There were no liquidations of LIFO inventory layers during 2014.
At December 31, 2015, the market value of refined products, asphalt and blendstock inventories was lower than LIFO costs by $836. At December 31, 2014, the market value of refined products, asphalt and blendstock inventories exceeded LIFO costs by $7,713. The market value of crude oil inventories exceeded LIFO costs, net of the fair value hedged items, by $18,521 and $17,754 at December 31, 2015 and 2014, respectively.

(9)	Inventory Financing Agreements
We have entered into Supply and Offtake Agreements and other associated agreements (together the “Supply and Offtake Agreements”) with J. Aron to support the operations of our Big Spring, Krotz Springs and California refineries and most of our asphalt terminals. Pursuant to the Supply and Offtake Agreements, (i) J. Aron agreed to sell to us, and we agreed to buy from J. Aron, at market prices, crude oil for processing at the refineries and (ii) we agreed to sell, and J. Aron agreed to buy, at market prices, certain refined products produced at the refineries.
The Supply and Offtake Agreements also provided for the sale, at market prices, of our crude oil and certain refined product inventories to J. Aron, the lease to J. Aron of crude oil and refined product storage facilities, and to identify prospective purchasers of refined products on J. Aron’s behalf.
The Supply and Offtake Agreements for the Big Spring and Krotz Springs refineries have initial terms that expire in May 2021, and the Supply and Offtake Agreement for the California refineries has initial terms that expire in May 2019. J. Aron may elect to terminate the Supply and Offtake Agreements for the Big Spring and Krotz Springs refineries prior to the expiration of the initial term beginning in May 2018 and upon each anniversary thereof, on six months prior notice. We may elect to terminate at the Big Spring and Krotz refineries in May 2020 on six months prior notice. J. Aron may elect to terminate the Supply and Offtake Agreement for the California refineries prior to the expiration of the initial term beginning in May 2016 and upon each anniversary thereof, on six months prior notice. We may elect to terminate at the California refineries in May 2018 on six months prior notice.
Following expiration or termination of the Supply and Offtake Agreements, we are obligated to purchase the crude oil and refined product inventories then owned by J. Aron and located at the leased storage facilities at then current market prices.
Associated with the Supply and Offtake Agreements, we have designated fair value hedges of our inventory purchase commitments with J. Aron and crude oil inventory consigned to J. Aron (“crude oil consignment inventory”). Additionally, financing charges related to the Supply and Offtake Agreements are recorded as interest expense in the consolidated statements of operations.
In connection with the Supply and Offtake Agreement for our Krotz Springs refinery, we have granted a security interest to J. Aron in all of its accounts and inventory to secure its obligations to J. Aron. In addition, we have granted a security interest in all of its real property and equipment to J. Aron to secure its obligations under a commodity hedge and sale agreement in lieu of posting cash collateral and being subject to cash margin calls.
At December 31, 2015 and 2014, we had net current receivables of $8,385 and net current payables of $46,303, respectively, with J. Aron for sales and purchases, and a consignment inventory receivable representing a deposit paid to J. Aron of $26,179 and $26,179, respectively. At December 31, 2015 and 2014, we had non-current liabilities for the original financing of $23,771 and $39,060, respectively, net of the related fair value hedges.
Additionally, we had net current payables of $328 and $4,212 at December 31, 2015 and 2014, respectively, for forward commitments related to month-end consignment inventory target levels differing from projected levels and the associated pricing with these inventory level differences.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(10)	Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following:

	As of December 31,
	2015	2014
Refining facilities	$1,915,924	$1,839,367
Pipelines and terminals	43,443	43,439
Retail	209,921	181,552
Other	23,377	17,988
Property, plant and equipment, gross	2,192,665	2,082,346
Accumulated depreciation	(812,463)	(710,002)
Property, plant and equipment, net	$1,380,202	$1,372,344
Depreciation expense for the years ended December 31, 2015, 2014 and 2013 was $103,358, $106,623 and $107,845, respectively.
Acquisition of Assets
In August 2015, we acquired 14 retail stores in the Albuquerque, New Mexico area, which increased our Retail property, plant and equipment balance by $10,210.
Disposition of Assets
In January 2014, we sold our Willbridge, Oregon asphalt terminal for $40,000. The terminal was included in our asphalt segment and allocated goodwill of $4,030. For the year ended December 31, 2014, a pre-tax gain of $1,943 was recognized and has been included in gain on disposition of assets in our consolidated statements of operations.

(11)	Goodwill
The following table provides a summary of changes to our goodwill balance by segment for the years ended December 31, 2015 and 2014:

	Refining and Marketing	Asphalt	Retail	Total
Balance at December 31, 2013	$39,028	$16,726	$50,189	$105,943
Disposition of assets with allocated goodwill	—	(4,030)	—	(4,030)
Balance at December 31, 2014	39,028	12,696	50,189	101,913
Impairment of goodwill	(39,028)	—	—	(39,028)
Balance at December 31, 2015	$—	$12,696	$50,189	$62,885
During the year ended December 31, 2014, we sold our Willbridge, Oregon asphalt terminal, which was allocated goodwill of $4,030 at the time of disposition.
The volatility in the crude price environment caused a reduction in the growth rate for U.S. crude oil production, which subsequently caused a reduction in U.S. crude oil price discounts compared to waterborne crude prices. As a result, we have delayed planned projects within the California refining reporting unit, which had a negative effect on the timing of future cash flows. We recognized a goodwill impairment loss of $39,028 related to our California refining reporting unit for the year ended December 31, 2015.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(12)	Other Assets, Net
Other assets, net consisted of the following:

	As of December 31,
	2015	2014
Deferred turnaround and catalyst costs	$87,469	$60,753
Environmental receivables (Note 21)	2,648	3,030
Intangible assets, net	14,505	7,647
Receivable from supply and offtake agreements (Note 9)	26,179	26,179
Commodity contracts	—	11,622
Fair value hedges of consigned inventory (Note 9)	33,797	24,903
Other, net	21,027	19,515
Total other assets	$185,625	$153,649

(13)	Accrued Liabilities and Other Non-Current Liabilities
Accrued liabilities and other non-current liabilities consisted of the following:

	As of December 31,
	2015	2014
Accrued Liabilities:
Taxes other than income taxes, primarily excise taxes	$35,375	$47,071
Employee costs	25,202	13,297
Commodity contracts	884	7,501
Accrued finance charges	1,789	1,826
Environmental accrual (Note 21)	7,880	8,189
Other	22,650	26,507
Total accrued liabilities	$93,780	$104,391

Other Non-Current Liabilities:
Pension and other postemployment benefit liabilities, net	$49,054	$52,135
Environmental accrual (Note 21)	38,482	43,546
Asset retirement obligations	10,906	12,328
Consignment inventory obligations (Note 9)	57,568	63,963
Interest rate swaps	2,176	1,238
Other	7,749	9,449
Total other non-current liabilities	$165,935	$182,659
The following table summarizes the activity relating to the asset retirement obligations for the years ended December 31, 2015 and 2014:

	As of December 31,
	2015	2014
Balance at beginning of year	$12,328	$12,468
Accretion expense	775	651
Revisions in estimated cash flows	(2,128)	—
Retirements	(213)	(791)
Additions	144	—
Balance at end of year	$10,906	$12,328

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

Revisions in estimated cash flows include changes in expected inflationary rates partially offset by increased tank retirement costs. Retirements include $707 related to the disposal of the Willbridge, Oregon asphalt terminal in January 2014 (Note 10).

(14)	Postretirement Benefits

(a)	Retirement Plans
We have four defined benefit pension plans covering substantially all of our employees, excluding employees of our retail segment. The benefits are based on years of service and the employee’s final average monthly compensation. Our funding policy is to contribute annually no less than the minimum required nor more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those benefits expected to be earned in the future.
Financial information related to our pension plans is presented below:

	Pension Benefits
	2015	2014
Change in projected benefit obligation:
Benefit obligation at beginning of year	$129,053	$106,028
Service cost	3,985	3,424
Interest cost	5,022	4,952
Actuarial (gain) loss	(5,959)	17,801
Benefits paid	(3,272)	(3,152)
Projected benefit obligations at end of year	$128,829	$129,053
Change in plan assets:
Fair value of plan assets at beginning of year	$84,893	$73,918
Actual gain (loss) on plan assets	(468)	7,904
Employer contribution	5,675	6,223
Benefits paid	(3,272)	(3,152)
Fair value of plan assets at end of year	$86,828	$84,893
Reconciliation of funded status:
Fair value of plan assets at end of year	$86,828	$84,893
Less projected benefit obligations at end of year	128,829	129,053
Under-funded status at end of year	$(42,001)	$(44,160)
The pre-tax amounts related to the defined benefit plans recognized in the consolidated balance sheets as of December 31, 2015 and 2014 were as follows:

	Pension Benefits
	2015	2014
Amounts recognized in the consolidated balance sheets:
Pension benefit liability	$(42,001)	$(44,160)
The pre-tax amounts in accumulated other comprehensive loss as of December 31, 2015 and 2014 that have not yet been recognized as components of net periodic benefit cost were as follows:

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

	Pension Benefits
	2015	2014
Net actuarial loss	$(42,091)	$(44,660)
Prior service credit	225	276
Total	$(41,866)	$(44,384)

The following amounts included in accumulated other comprehensive loss as of December 31, 2015 are expected to be recognized as components of net periodic benefit cost during the year ending December 31, 2016:

Pension Benefits
Amortization of prior service credit	$(51)
Amortization of net actuarial loss	3,278
Total	$3,227
As of December 31, 2015 and 2014, the accumulated benefit obligation for each of our pension plans was in excess of the fair value of plan assets. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans were as follows:

	As of December 31,
	2015	2014
Projected benefit obligation	$128,829	$129,053
Accumulated benefit obligation	119,031	118,931
Fair value of plan assets	86,828	84,893
The weighted-average assumptions used to determine benefit obligations at December 31, 2015, 2014 and 2013 were as follows:

	Pension Benefits
	2015	2014	2013
Discount rate	4.45%	3.95%	4.75%
Rate of compensation increase	3.00%	2.50%	3.00%
The discount rate used reflects the expected future cash flow based on our funding valuation assumptions and participant data as of the beginning of the plan year. The expected future cash flow is discounted by the Principal Pension Discount Yield Curve for the fiscal year end because it has been specifically designed to help pension funds comply with statutory funding guidelines.
The weighted-average assumptions used to determine net periodic benefit costs for the years ended December 31, 2015, 2014 and 2013 were as follows:

	Pension Benefits
	2015	2014	2013
Discount rate	3.95%	4.75%	4.00%
Expected return on plan assets	8.50%	8.60%	8.60%
Rate of compensation increase	2.50%	3.00%	3.00%

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

Our overall expected long-term rate of return on assets is 8.50%. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The components of net periodic benefit cost for the years and periods were as follows:

	Pension Benefits
	Year Ended December 31,
	2015	2014	2013
Components of net periodic benefit cost:
Service cost	$3,985	$3,424	$3,962
Interest cost	5,022	4,952	4,408
Amortization of prior service credit	(51)	(51)	(51)
Expected return on plan assets	(6,329)	(5,478)	(4,628)
Recognized net actuarial loss	3,408	2,432	4,071
Net periodic benefit cost	$6,035	$5,279	$7,762

Plan Assets
The weighted-average asset allocation of our pension benefits at December 31, 2015 and 2014 was as follows:

	Pension Benefits
	Plan Assets
	2015	2014
Asset Category:
Equity securities	76.9%	79.3%
Debt securities	12.5%	10.0%
Real estate investment trust	10.6%	10.7%
Total	100.0%	100.0%
The fair value of our pension assets by category as of December 31, 2015 and 2014 were as follows:

	Quoted Prices in Active Markets For Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Consolidated Total
Year ended December 31, 2015
Equity securities:
U.S. companies	$52,800	$—	$—	$52,800
International companies	13,957	—	—	13,957
Debt securities:
Preferred securities	3,770	—	—	3,770
Bond securities	—	7,067	—	7,067
Real estate securities	9,234	—	—	9,234
Total	$79,761	$7,067	$—	$86,828
Year ended December 31, 2014
Equity securities:
U.S. companies	$55,322	$—	$—	$55,322
International companies	11,991	—	—	11,991
Debt securities:
Preferred securities	3,492	—	—	3,492
Bond securities	—	5,039	—	5,039
Real estate securities	9,049	—	—	9,049
Total	$79,854	$5,039	$—	$84,893

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

The investment policies and strategies for the assets of our pension benefits is to, over a five year period, provide returns in excess of the benchmark. The portfolio is expected to earn long-term returns from capital appreciation and a stable stream of current income. This approach recognizes that assets are exposed to price risk and the market value of the plans’ assets may fluctuate from year to year. Risk tolerance is determined based on our specific risk management policies. In line with the investment return objective and risk parameters, the plans’ mix of assets includes a diversified portfolio of equity, fixed-income and real estate investments. Equity investments include domestic and international stocks of various sizes of capitalization. The asset allocation of the plan is reviewed on at least an annual basis.
Cash Flows
We contributed $5,675 and $6,223 to the pension plan for the years ended December 31, 2015 and 2014, respectively, and expect to contribute $4,725 to the pension plan in 2016. There were no employee contributions to the plans.
The benefits expected to be paid in each year 2016 – 2020 are $4,324; $5,342; $5,160; $5,570 and $5,970, respectively. The aggregate benefits expected to be paid in the five years from 2021 – 2025 are $35,370. The expected benefits are based on the same assumptions used to measure our benefit obligation at December 31, 2015 and include estimated future employee service.
401(k) Savings Plans
We sponsor a 401(k) savings plan that is available to all employees, excluding employees of our retail segment. We match 100% of individual non-unionized participant contributions up to 3% of compensation. For unionized employees at our Big Spring refinery, we match individual participant contributions up to 8% of compensation. For the years ended December 31, 2015 and 2014, our total contributions to the 401(k) savings plan were $3,340 and $3,186, respectively.
We also sponsor a 401(k) savings plan that is available to the employees of our retail segment. Retail employees may contribute up to 50% of their pay after completing three months of service. We match from 1% to 4.5% of employee compensation. For the years ended December 31, 2015 and 2014, our contributions were $1,100 and $1,011, respectively.

(b)	Postretirement Medical Plan
In addition to providing pension benefits, we adopted an unfunded postretirement medical plan covering certain health care and life insurance benefits (other benefits) for active and certain retired employees who met eligibility requirements in the plan documents. This plan is closed to new participants. The health care benefits in excess of certain limits are insured. The accrued benefit liability related to this plan reflected in the consolidated balance sheets was $7,633 and $8,624 at December 31, 2015 and 2014, respectively.
As of December 31, 2015, the total accumulated postretirement benefit obligation under the postretirement medical plan was $7,633.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(15)	Indebtedness
Debt consisted of the following:

	As of December 31,
	2015	2014
Term loan credit facilities	$256,519	$259,851
Alon USA, LP Credit Facility	55,000	60,000
Convertible senior notes	129,623	123,217
Retail credit facilities	114,820	111,389
Total debt (1)	555,962	554,457
Less: Current portion	16,420	15,089
Total long-term debt	$539,542	$539,368
_________________

(1)	We adopted ASU 2015-03 for the year-ended December 31, 2015 and applied the changes retrospectively to the prior period presented, see Note 2.

(a)	Alon USA Energy, Inc.
Convertible Senior Notes (share values in dollars). In September 2013, we completed an offering of 3.00% unsecured convertible senior notes (the “Convertible Notes”) in the aggregate principal amount of $150,000, which mature in September 2018. Interest on the Convertible Notes is payable in arrears in March and September of each year. The Convertible Notes are not redeemable at our option prior to maturity. Under the terms of the Convertible Notes, the holders of the Convertible Notes cannot require us to repurchase all or part of the notes except for instances of a fundamental change, as defined in the indenture. The Convertible Notes do not contain any maintenance financial covenants.
The holders of the Convertible Notes may convert at any time after June 15, 2018 if our common stock is above the conversion price. Prior to June 15, 2018 and after December 31, 2013, holders may convert if our common stock is 130% above the conversion price, as defined in the indenture. The Convertible Notes may be converted into shares of our common stock, into cash, or into a combination of cash and shares of common stock, at our election. Our current intent is to settle conversions of each $1 (in thousands) principal amount of the Convertible Notes through cash payments, with any excess of this amount to be settled by a combination of cash and shares of our common stock.
The conversion rate of the Convertible Notes is subject to adjustment upon the occurrence of certain events, including cash dividend adjustments, but will not be adjusted for any accrued and unpaid interest. As of December 31, 2015, the adjusted conversion rate was 70.215 shares of our common stock per each $1 (in thousands) principal amount of Convertible Notes, equivalent to a per share conversion price of approximately $14.24, to reflect cash dividend adjustments. As of December 31, 2015, there have been no conversions of the Convertible Notes.
The Convertible Notes were issued at an offering price of 100% and we received gross proceeds of $150,000 (before fees and expenses related to the offering). We used $15,225 of the proceeds to fund the cost of entering into convertible note hedge transactions (after such cost was partially offset by the proceeds we received from entering into warrant transactions) described below.
The $150,000 principal amount of the Convertible Notes was separated between the liability component and the equity component (i.e. the embedded conversion feature). The fair value of the liability component was calculated using a discount rate of an identical unsecured instrument without a conversion feature. Based on this borrowing rate, the fair value of the liability component of the Convertible Notes on the issuance date was $119,635, with a corresponding debt discount of $30,365, to be amortized at an effective interest rate of 8.15% over the term of the Convertible Notes. The carrying amount of the embedded conversion feature was determined to be $30,365, by deducting the fair value of the liability component from the $150,000 principal amount of the Convertible Notes. The embedded conversion feature was recorded to additional paid-in capital because this financial instrument could be settled in our common stock and does not meet the definition of a derivative

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

instrument. Additionally, $4,933 of transaction costs were allocated on a proportionate basis between long-term debt and additional paid-in capital in the consolidated balance sheets.
For the years ended December 31, 2015, 2014 and 2013, interest expense on the Convertible Notes’ contractual coupon rates was $4,500, $4,500 and $1,313, respectively. The amounts charged to interest expense for amortization of the original issuance discount on the Convertible Notes for the years ended December 31, 2015, 2014 and 2013 were $5,674, $5,208 and $1,455, respectively.
As of December 31, 2015, the if-converted value of the Convertible Notes exceeded the outstanding principal by $6,299.
The principal balance, unamortized discount, unamortized issuance costs and net carrying amount of the liability and equity components of the Convertible Notes as of December 31, 2015 and 2014 are as follows:

	As of December 31,
	2015	2014
Equity component, pretax (1)	$30,365	$30,365
Convertible Notes:
Principal balance	150,000	150,000
Less: Unamortized issuance discount	(18,028)	(23,702)
Less: Unamortized issuance costs	(2,349)	(3,081)
Convertible Notes, net	$129,623	$123,217
_________________
(1)A deferred tax liability of $11,171 was recognized related to the issuance of the Convertible Notes.
Convertible Note Hedge Transactions
In connection with the Convertible Notes offering, we also entered into convertible note hedge transactions with respect to our common stock (the “Purchased Options”) with the initial purchasers of the Convertible Notes (the “Hedge Counterparties”). We paid an aggregate amount of $28,455 to the Hedge Counterparties for the Purchased Options. The Purchased Options allow us to purchase up to 10,144,050 shares of our common stock, subject to customary anti-dilution adjustments, that initially underlie the Convertible Notes sold in the offering. As of December 31, 2015, the Purchased Options had an adjusted strike price of $14.24 per share of our common stock. The Purchased Options will expire in September 2018.
The Purchased Options are intended to reduce the potential dilution with respect to our common stock upon conversion of the Convertible Notes as well as offset any potential cash payments we are required to make in excess of the principal amount upon any conversion of the notes. The Purchased Options of $17,987, which is net of tax of $10,468, have been included in additional paid-in capital on the consolidated balance sheets.
The Purchased Options are separate transactions and are not part of the terms of the Convertible Notes and are excluded from classification as a derivative as the amount could be settled in our stock. Holders of the Convertible Notes do not have any rights with respect to the Purchased Options.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

Warrant Transactions
In connection with the Convertible Notes offering, we also entered into warrant transactions (the “Warrants”), whereby we sold to the Hedge Counterparties warrants in an aggregate amount of $13,230. The Warrants allow the Hedge Counterparties to purchase up to 10,144,050 shares of our common stock, subject to customary anti-dilution adjustments. As of December 31, 2015, the Warrants had an adjusted strike price of $19.35 per share of our common stock. The Warrants will be settled on a net-share basis and will expire in April 2019. The Warrants of $13,230 have been included in additional paid-in capital on the consolidated balance sheets.
The Warrants are separate transactions and are not part of the terms of the Convertible Notes and are excluded from classification as a derivative as the amount could be settled in our stock. Holders of the Convertible Notes do not have any rights with respect to the Warrants.
Make-Whole Provision
In May 2015, Delek US Holdings, Inc. (“Delek”) acquired approximately 48% of our outstanding common stock from Alon Israel Oil Company, Ltd. (“Alon Israel”). Delek agreed to a one year standstill provision limiting Delek’s ability to acquire greater than 49.99% of our outstanding common stock, with additional ownership above this threshold subject to the approval of Alon’s independent directors. If Delek were to acquire greater than 50.00% of our outstanding common stock, which would qualify as a fundamental change, it could require us to render a make-whole payment to holders of our Convertible Notes. As of December 31, 2015, the make-whole payment would be approximately $23,000, assuming full conversion of the Convertible Notes. In the event of a conversion, the Purchased Options will cover our obligation to render payment under the make-whole provision. Under these circumstances, we could also be required to settle the outstanding Warrants, which had a value of approximately $35,000 as of December 31, 2015.
Letter of Credit Facilities. In December 2013, we entered into a Letter of Credit Facility (the “Alon Energy Letter of Credit Facility”). The Alon Energy Letter of Credit Facility is for the issuance of standby letters of credit in an amount not to exceed $60,000. We are required to pledge $100,000 of the Partnership’s common units as collateral for the Alon Energy Letter of Credit Facility. Additionally, Alon Assets, Inc. (“Alon Assets”) was named as a guarantor, guaranteeing all of our obligations under the Alon Energy Letter of Credit Facility in the event of default. The Alon Energy Letter of Credit Facility matures November 2017 and contains certain restrictive covenants including maintenance financial covenants.
At December 31, 2015 and 2014, we had outstanding letters of credit under this facility of $60,627 and $54,227, respectively.
Alon Energy Term Loan. In March 2014, we entered into a five-year Term Loan Agreement (“Alon Energy Term Loan”) for a principal amount of $25,000, maturing in March 2019. Repayments are monthly, commencing June 2014. Borrowings under this agreement incur interest at an annual rate equal to LIBOR plus a margin of 3.75%. We pledged 2,200,000 of the Partnership’s common units as collateral for the Alon Energy Term Loan. Additionally, Alon Assets guarantees all payments under the Alon Energy Term Loan. The Alon Energy Term Loan contains certain restrictive covenants including maintenance financial covenants.
At December 31, 2015 and 2014, the Alon Energy Term Loan had an outstanding balance, net of unamortized issuance costs, of $16,717 and $21,862, respectively.
2015 Term Loan Credit Facility. In August 2015, we entered into a $3,049 unsecured term loan (“2015 Term Loan”), which requires principal repayments of $51 monthly until maturity in August 2020. Borrowings under the 2015 Term Loan bear interest at LIBOR plus 2.50% per annum. At December 31, 2015, the outstanding balance, net of unamortized issuance costs, was $2,720.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(b)	Alon USA Partners, LP
Partnership Term Loan Credit Facility. In November 2012, the Partnership entered into a $250,000 term loan (the “Partnership Term Loan”). The Partnership Term Loan requires principal payments of $2,500 per annum paid in quarterly installments until maturity in November 2018. The Partnership Term Loan bears interest at a rate equal to the sum of (i) the Eurodollar rate (with a floor of 1.25% per annum) plus (ii) a margin of 8.00% per annum. Based on Eurodollar market rates at December 31, 2015, the interest rate was 9.25% per annum.
The Partnership Term Loan is secured by a first priority lien on all of the Partnership’s fixed assets and other specified property, as well as on the general partner interest in the Partnership held by the General Partner, and a second lien on the Partnership’s cash, accounts receivables, inventories and related assets. The Partnership Term Loan contains restrictive covenants, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, different businesses, certain lease obligations and certain restricted payments. The Partnership Term Loan does not contain any maintenance financial covenants.
At December 31, 2015 and 2014, the Partnership Term Loan had an outstanding balance, net of unamortized issuance costs and issuance discount, of $237,082 and $237,989, respectively.
Revolving Credit Facility. We have a $240,000 revolving credit facility (the “Alon USA, LP Credit Facility”) that will mature in May 2019. The Alon USA, LP Credit Facility can be used both for borrowings and the issuance of letters of credit subject to a limit of the lesser of the facility amount or the borrowing base amount under the facility. Borrowings under the Alon USA, LP Credit Facility bear interest at the Eurodollar rate plus 3.00% per annum.
The Alon USA, LP Credit Facility is secured by a first lien on the Partnership’s cash, accounts receivables, inventories and related assets and a second lien on the Partnership’s fixed assets and other specified property. The Alon USA, LP Credit Facility contains certain restrictive covenants including maintenance financial covenants.
Borrowings of $55,000 and $60,000 were outstanding under the Alon USA, LP Credit Facility at December 31, 2015 and 2014, respectively. At December 31, 2015 and 2014, outstanding letters of credit under the Alon USA, LP Credit Facility were $48,590 and $23,511, respectively.

(c)	Alon Refining Krotz Springs, Inc.
Senior Secured Notes. In October 2009, Alon Refining Krotz Springs, Inc. issued 13.50% senior secured notes (the “Senior Secured Notes”) in aggregate principal amount of $216,500 that matured in October 2014, with the entire principal amount due at maturity.
In October 2013, we used proceeds from the Convertible Notes offering, along with cash on hand, to redeem $140,000 of the outstanding principal balance on the Senior Secured Notes. As a result of the prepayment of the Senior Secured Notes, a prepayment premium of $4,725 and write-offs of unamortized original issuance discount and debt issuance costs of $1,871 and $1,871, respectively, were charged to interest expense in the consolidated statements of operations for the year ended December 31, 2013. During 2014, we redeemed the remaining principal balance on the Senior Secured Notes. As a result of the prepayment of the Senior Secured Notes, write-offs of unamortized original issuance discount and debt issuance costs of $391 and $358, respectively, were charged to interest expense in the consolidated statements of operations for the year ended December 31, 2014.

(d)	Retail
Alon Retail Credit Agreement. In March 2014, Southwest Convenience Stores, LLC and Skinny’s LLC, (“Alon Retail”) entered into a credit agreement (“Alon Retail Credit Agreement”), maturing March 2019. The Alon Retail Credit Agreement includes an initial $110,000 term loan and a $10,000 revolving credit loan. The Alon Retail Credit Agreement also includes an accordion feature that provides for incremental term loans up to $30,000 to fund store rebuilds, new builds and acquisitions. In August 2015, we borrowed $11,000 using the accordion feature and amended the Alon Retail Credit Agreement to restore the

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

undrawn amount of the accordion feature back to $30,000. The $11,000 incremental term loan was used to fund our acquisition of 14 retail stores in New Mexico (Note 1).
Borrowings under the Alon Retail Credit Agreement bear interest at a Eurodollar rate plus an applicable margin between 2.00% and 2.75% per annum, determined quarterly based upon Alon Retail’s leverage ratio. As of December 31, 2015, the applicable margin was 2.25% per annum. Principal payments are made in quarterly installments based on a 15-year amortization schedule.
Obligations under the Alon Retail Credit Agreement are secured by a first lien on substantially all of the assets of Alon Retail. The Alon Retail Credit Agreement also contains certain restrictive covenants including maintenance financial covenants.
At December 31, 2015 and 2014, the Alon Retail Credit Agreement had $104,540 and $101,026, respectively, of outstanding term loans, net of unamortized issuance costs, and $10,000 and $10,000, respectively, outstanding under the revolving credit loan.
Other Retail Related Credit Facilities. At December 31, 2015 and 2014, we have other loans that mature in 2019 with outstanding balances of $280 and $363, respectively.

(e)	Financial Covenants
We have certain credit agreements that contain maintenance financial covenants. At December 31, 2015, we were in compliance with these covenants.

(f)	Maturity of Long-Term Debt
The aggregate scheduled maturities of long-term debt for each of the five years subsequent to December 31, 2015 are as follows:

Year ended December 31,
2016	$16,420
2017	16,414
2018	401,422
2019	148,741
2020	406
Total	$583,403

(g)	Interest and Financing Expense
Interest and financing expense included the following

	Year Ended December 31,
	2015	2014	2013
Interest expense on debt	$33,162	$37,850	$54,191
Letters of credit and finance charges	40,058	65,156	32,286
Amortization of debt issuance costs	3,595	3,759	4,496
Write-off of debt issuance costs	—	558	1,871
Amortization of original issuance discount	6,273	6,306	4,300
Write-off of original issuance discount	—	391	1,871
Less: Capitalized interest	(3,262)	(2,877)	(4,321)
Total interest expense	$79,826	$111,143	$94,694

(16)	Stockholders' Equity

(a)	Common stock (share value in dollars)
Our authorized common stock consists of 150,000,000 shares of common stock, $0.01 par value. Issued and outstanding shares of common stock were 70,960,461 and 69,606,944 as of December 31, 2015 and 2014, respectively.
Amended Shareholder Agreement. In 2012, we signed agreements with the remaining non-controlling interest shareholders of Alon Assets, whereby the participants would exchange shares of Alon Assets for shares of our common stock. During 2015 and 2014, 557,589 and 659,289 shares of our common stock were issued in exchange for 3,006.20 and 3,524.49 shares of Alon Assets, respectively. At December 31, 2015, 698,083 shares of our common stock are available to be exchanged for all of the outstanding shares held by the non-controlling interest shareholder of Alon Assets.
We recognized compensation expense associated with the difference in value between the participants’ ownership of Alon Assets compared to our common stock of $2,274, $2,432 and $2,499 for the years ended December 31, 2015, 2014 and 2013, respectively. These amounts are included in selling, general and administrative expenses in the consolidated statements of operations.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

For the years ended December 31, 2015, 2014 and 2013, activity in the number of common stock outstanding was as follows:

Common Stock
(in thousands)
Balance as of December 31, 2012	61,272
Shares issued in connection with stock plans	237
Shares issued for payment of preferred stock dividends	197
Shares issued in connection with preferred stock conversions	6,160
Shares issued in connection with amended shareholder agreement	775
Balance as of December 31, 2013	68,641
Shares issued in connection with stock plans	304
Shares issued for payment of preferred stock dividends	3
Shares issued in connection with amended shareholder agreement	659
Balance as of December 31, 2014	69,607
Shares issued in connection with stock plans	693
Shares issued for payment of preferred stock dividends	1
Shares issued in connection with preferred stock conversions	101
Shares issued in connection with amended shareholder agreement	558
Balance as of December 31, 2015	70,960

(b)	Preferred stock (share value in dollars)
Our authorized preferred stock consists of 15,000,000 shares of convertible preferred stock, $0.01 par value. As of December 31, 2015 and 2014, we had zero and 68,180 shares of convertible preferred stock issued and outstanding, respectively.
Preferred Stock Conversions. As of December 31, 2012, we had 4,220,000 shares of 8.5% convertible preferred stock issued and outstanding. During the year ended December 31, 2013, certain holders converted 4,151,820 shares of preferred stock to 6,160,057 shares of our common stock. There were no conversions of preferred stock during the year ended December 31, 2014. The remaining 68,180 shares of our preferred stock outstanding as of December 31, 2014 were converted to 101,150 shares of our common stock during the year ended December 31, 2015.

(c)	Dividends
Common Stock Dividends. During the year ended December 31, 2015, we paid cash dividends on common stock totaling $0.55 per share, which reflects an increase to our regular quarterly cash dividend from $0.10 per share to $0.15 per share during the second quarter.
During the year ended December 31, 2014, we paid cash dividends on common stock totaling $0.53 per share, which included a special non-recurring dividend of $0.21 per share and an increase to our regular quarterly cash dividend from $0.06 per share to $0.10 per share during the third quarter.
During the year ended December 31, 2013, we paid cash dividends on common stock totaling $0.38 per share, which included a special non-recurring dividend of $0.16 per share and an increase to regular quarterly cash dividend from $0.04 per share to $0.06 per share during the second quarter.
Additionally, the non-controlling interest shareholders of Alon Assets received aggregate cash dividends of $415, $1,134 and $886 during the years ended December 31, 2015, 2014, and 2013, respectively.
Preferred Stock Dividends. During the years ended December 31, 2015 and 2014, we issued 771 and 3,174 shares of our common stock in aggregate for payment of the 8.5% preferred stock dividend.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(d)	Accumulated Other Comprehensive Loss
The following table displays the change in accumulated other comprehensive loss, net of tax:

	Unrealized Gain (Loss) on Cash Flow Hedges	Postretirement Benefit Plans	Total
Balance at December 31, 2014	$21,330	$(29,788)	$(8,458)
Other comprehensive income (loss) before reclassifications	3,405	(85)	3,320
Amounts reclassified from accumulated other comprehensive income (loss)	(26,092)	2,422	(23,670)
Net current-period other comprehensive income (loss)	(22,687)	2,337	(20,350)
Balance at December 31, 2015	$(1,357)	$(27,451)	$(28,808)

(17)	Stock-Based Compensation (share values in dollars)
The Alon USA Energy, Inc. Second Amended and Restated 2005 Incentive Compensation Plan (“the Plan”) is a component of our overall executive incentive compensation program. The Plan permits the granting of awards in the form of options to purchase common stock, stock appreciation rights, restricted shares of common stock, restricted common stock units, performance shares, performance units and senior executive plan bonuses to our directors, officers and key employees.
Restricted Stock. Non-employee directors are awarded an annual grant of $25 in shares of restricted stock, which vest over a period of three years, assuming continued service at vesting. In May 2015, we granted awards of 6,028 restricted shares at a grant date price of $16.59 per share. In May 2014, we granted awards of 4,965 restricted shares at a grant date price of $15.11 per share.
In August 2015, we granted awards of 69,980 restricted shares to certain executive officers at a grant date price of $21.00 per share. These August 2015 restricted shares will vest as follows: 50% in August 2016 and 50% in August 2019, assuming continued service at vesting.
In July 2015, we granted awards of 100,000 restricted shares to our CEO and President at a grant date price of $18.82 per share. These July 2015 restricted shares will fully vest in July 2016, assuming continued service at vesting.
In May 2015, we granted awards of 255,000 restricted shares to certain executive officers at a grant date price of $16.59 per share. These May 2015 restricted shares will fully vest in May 2016.
In August 2014, we granted awards of 69,980 restricted shares to certain executive officers at a grant date price of $13.65 per share. These August 2014 restricted shares are 50% vested as of December 31, 2015, with the remaining 50% vesting in August 2019, assuming continued service at vesting.
In May 2014, we granted awards of 255,000 restricted shares to certain executive officers at a grant date price of $15.11 per share. These May 2014 restricted shares are 50% vested as of December 31, 2015, with the remaining 50% vesting in May 2016, assuming continued service at vesting.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

The following table summarizes the restricted share activity from December 31, 2013:

		Weighted Average Grant Date Fair Values
Non-vested Shares	Shares	(per share)
Non-vested at December 31, 2013	448,694	$14.64
Granted	329,945	14.80
Vested	(134,640)	16.95
Forfeited	—	—
Non-vested at December 31, 2014	643,999	$14.24
Granted	431,008	17.82
Vested	(169,280)	14.69
Forfeited	—	—
Non-vested at December 31, 2015	905,727	$15.86

As of December 31, 2015, the remaining non-vested restricted shares are scheduled to vest over the next four years, assuming continued service, as follows: 830,073 shares in 2016; 3,664 shares in 2017; 2,010 shares in 2018; and 69,980 shares in 2019. Compensation expense for the restricted stock grants amounted to $7,369, $4,151 and $3,005 for the years ended December 31, 2015, 2014 and 2013, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations. The fair value of shares vested in 2015 was $2,992.
Partnership Restricted Units. Non-employee directors of the Partnership, who are designated by Alon’s directors, are awarded an annual grant of $25 in restricted common units, which vest over a period of three years, assuming continued service at vesting. During the year ended December 31, 2015, we granted awards of 3,489 restricted common units at an average grant date price of $21.50 per unit. During the year ended December 31, 2014, we granted awards of 4,083 restricted common units at an average grant date price of $18.38 per unit. Compensation expense for the Partnership’s restricted common unit grants amounted to $61 and $87 for the years ended December 31, 2015 and 2014, respectively. These amounts are included in selling, general and administrative expenses in the consolidated statements of operations.
Restricted Stock Units. In 2011, we granted 500,000 restricted stock units to our CEO and President at a grant date fair value of $11.47 per share. Each restricted unit represents the right to receive one share of our common stock upon the vesting of the restricted stock unit. All 500,000 restricted stock units vested in March 2015. Compensation expense for the restricted stock units amounted to $249, $1,496 and $1,496 for the years ended December 31, 2015, 2014 and 2013, respectively. These amounts are included in selling, general and administrative expenses in the consolidated statements of operations.
Unrecognized Compensation. As of December 31, 2015, there was $4,578 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan, which is expected to be recognized over a weighted-average period of 0.7 years.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(18)	Income Taxes
Income tax expense included the following:

	Year Ended December 31,
	2015	2014	2013
Current:
Federal	$44,694	$15,171	$1,348
State	(2,318)	1,781	2,525
Total current	$42,376	$16,952	$3,873
Deferred:
Federal	$3,360	$7,176	$9,770
State	2,546	(1,215)	(1,492)
Total deferred	5,906	5,961	8,278
Income tax expense	$48,282	$22,913	$12,151
A reconciliation between the income tax expense computed on pre-tax income at the statutory federal rate and the actual provision for income tax expense is as follows:

	Year Ended December 31,
	2015	2014	2013
Computed expected tax expense	$45,734	$32,474	$21,093
State and local income taxes, net of federal benefit	1,604	532	844
Tax effect of non-controlling interest in Partnership income	(10,272)	(11,097)	(8,927)
Changes in non-deductible goodwill	13,660	1,411	—
Other, net	(2,444)	(407)	(859)
Income tax expense	$48,282	$22,913	$12,151

The following table sets forth the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.

	As of December 31,
	2015	2014
Deferred income tax assets:
Accounts receivable, allowance	$198	$198
Inventories	9,530	8,420
Accrued liabilities and other	1,605	1,718
Post-retirement benefits	18,437	19,627
Derivative instruments designated as cash flow hedges	800	(12,817)
Non-current accrued liabilities and other	24,383	24,994
Net operating loss carryover	21,212	22,122
Tax credits	1,150	1,154
Other	4,332	3,484
Deferred income tax assets	$81,647	$68,900
Deferred income tax liabilities:
Deferred gain on the Offering of the Partnership	$50,178	$50,178
Deferred charges	401	469
Unrealized gains	4,645	2,346
Property, plant and equipment	364,321	375,330
Other non-current	17,535	3,316
Intangibles	11,361	10,175
Deferred income tax liabilities	$448,441	$441,814

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of taxable income and projections for future taxable income, over the periods which the deferred tax assets are deductible, management believes it is more likely than not that we will realize the benefits of these deductible differences in future periods.
At December 31, 2015, we have net operating loss carryforwards for state and local income tax purposes of $398,027 which are available to offset future state taxable income in various years through 2033.
We have elected to recognize interest expense related to the underpayment of income taxes in interest expense, and penalties relating to underpayment of income taxes as a reduction to other income, net, in the consolidated statements of operations. We are subject to U.S. federal income tax, and income tax in multiple state jurisdictions with California, Texas, New Mexico, Oklahoma and Louisiana comprising the majority of our state income tax. The federal tax years 2000 to 2010 are closed to audit. In general, the state tax years open to audit range from 2010 to 2014. Our liability for unrecognized tax benefits and accrued interest did not increase during the year ended December 31, 2015, as there were no unrecognized tax benefits recorded in 2015.

(19)	Earnings Per Share
Basic earnings per share is calculated as net income available to common stockholders divided by the weighted average number of participating shares of common stock. Diluted earnings per share includes the dilutive effect of granted stock appreciation rights, granted restricted common stock units, granted restricted common stock awards, convertible debt and warrants using the treasury stock method and the dilutive effect of convertible preferred shares using the if-converted method.
The calculation of earnings per share, basic and diluted, for the years ended December 31, 2015, 2014 and 2013, is as follows (shares in thousands, per share value in dollars):

	Year Ended December 31,
	2015	2014	2013
Net income available to stockholders	$52,751	$38,457	$22,986
less: preferred stock dividends	15	59	2,288
Net income available to common stockholders	52,736	38,398	20,698

Weighted average shares outstanding, basic	69,772	68,985	63,538
Dilutive common stock equivalents	942	388	1,314
Weighted average shares outstanding, diluted	70,714	69,373	64,852
Earnings per share, basic	$0.76	$0.56	$0.33
Earnings per share, diluted	$0.75	$0.55	$0.32
For the years ended December 31, 2015 and 2014, the weighted average number of diluted shares includes all potentially dilutive securities. For the year ended December 31, 2013, 4,509 common stock equivalents were excluded from the weighted average number of diluted shares outstanding as the effect of including such shares would be anti-dilutive.

(20)	Related Party Transactions
(a)Preferred Stock Conversions
During the years ended December 31, 2015 and 2013, 68,180 and 651,820 shares of 8.5% convertible preferred stock held by certain shareholders of Alon Israel were converted into 101,150 and 967,107 shares of our common stock, respectively.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

During the year ended December 31, 2014, there were no conversions of preferred stock. At December 31, 2015, no shares of preferred stock remained outstanding.
(b)Development Agreement
We entered into a development agreement with BSRE Point Wells, LP (“BSRE”), a subsidiary of Alon Holdings Blue Square-Israel, Ltd., in conjunction with the sale of a parcel of land at Richmond Beach, Washington to BSRE. In order to enhance the value of the land with a view towards maximizing the proceeds from its sale, the agreement provides that Alon and BSRE intend to cooperate in the development and construction of a mixed-use residential and planned community real estate project on the land. As part of this agreement, we agreed to pay a quarterly development fee of $439 in exchange for the right to participate in the potential profits realized by BSRE from the development of the land. During each of the years ended December 31, 2015, 2014 and 2013, $1,755 was paid to BSRE.
(c)Delek US Holdings, Inc.
In May 2015, Delek completed the purchase of approximately 48% of our outstanding common stock from Alon Israel. Including amounts prior to the transaction, we had purchases from Delek of $15,281, $5,486 and $25,888 for the years ended December 31, 2015, 2014 and 2013, respectively. Accounts payable includes a balance outstanding to Delek of $532 and $134 at December 31, 2015 and 2014, respectively.

(21)	Commitments and Contingencies

(a)	Leases
We have long-term lease commitments for land, office facilities, retail facilities and related equipment and various equipment and facilities used in the storage and transportation of refined products. We also have long-term lease commitments for land at our Krotz Springs refinery. In most cases we expect that in the normal course of business, our leases will be renewed or replaced by other leases. We have commitments under long-term operating leases for certain buildings, land, equipment and pipelines expiring at various dates over the next twenty years. Certain long-term operating leases relating to buildings, land and pipelines include options to renew for additional periods. At December 31, 2015, minimum lease payments on operating leases were as follows:

Year ending December 31,
2016	$27,290
2017	25,598
2018	17,891
2019	10,362
2020	8,270
2021 and thereafter	37,137
Total	$126,548
Total rental expense was $40,811, $35,699 and $33,965 for the years ended December 31, 2015, 2014 and 2013, respectively. Contingent rentals and subleases were not significant.

(b)	Commitments
In the normal course of business, we have long-term commitments to purchase, at market prices, utilities such as natural gas, electricity and water for use by our refineries, terminals, pipelines and retail locations. We are also party to various refined product and crude oil supply and exchange agreements, which are typically short-term in nature or provide terms for cancellation.
We have a pipelines and terminals agreement with Holly Energy Partners (“HEP”) through February 2020 with three additional five year renewal terms exercisable at our sole option. Pursuant to the pipelines and terminals agreement, we have

41

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

committed to transport and store minimum volumes of refined products in these pipelines and terminals. The tariff rates applicable to the transportation of refined products on the pipelines are variable, with a base fee which is reduced for volumes exceeding defined volumetric targets. The agreement provides for the reduction of the minimum volume requirement under certain circumstances. Our minimum commitment under this agreement is $26,005 for 2016. The service fees for the storage of refined products in the terminals are set at rates competitive in the marketplace.
We have a throughput and deficiency agreement with Sunoco Pipeline, LP (“Sunoco”) that gives us the option to transport crude oil through the Amdel Pipeline either (1) westbound from the Nederland Terminal to the Big Spring refinery, or (2) eastbound from the Big Spring refinery to the Nederland Terminal for further barge transportation to the Krotz Springs refinery. Our minimum throughput commitment is 15,645 bpd which is a $14,280 commitment for 2016. The agreement is for five years from the operational date of September 2012 with an option to extend the agreement by four additional thirty-month periods.
We have an arrangement with Centurion Pipeline L.P. (“Centurion”) through June 2021. This arrangement gives us transportation pipeline capacity to ship crude oil from Midland to the Big Spring refinery using Centurion’s approximately forty-mile long pipeline system from Midland to Roberts Junction and our three-mile pipeline from Roberts Junction to the Big Spring refinery which we lease to Centurion. Our minimum throughput commitment is 25,000 bpd which is a $2,460 commitment for 2016.
We have entered into a transportation services agreement with Navigator BSG Transportation & Storage, LLC (“Navigator”), which provides for the construction and operation of a pipeline system to facilitate delivery of crude oil to the Big Spring refinery from a number of injection points in the area of the refinery. Shipments of crude oil pursuant to the agreement with Navigator are expected to commence in March 2016. The term of the agreement begins upon the commencement of shipments and continues for an initial period of ten years, with two additional five-year renewal terms exercisable at our sole option. Our minimum throughput commitment is 10,000 bpd which is a $1,798 commitment for 2016.
We have offtake agreements with two investment grade oil companies that provides for the sale, at market prices, of high sulfur distillate blendstock and light cycle oil, through June and September 2017. Both agreements will automatically extend for successive one year terms unless either we or the other party cancels the agreement by delivering written notice of termination to the other at least 180 days prior to the end of the then current term.

(c)	Contingencies
We are involved in various legal actions arising in the ordinary course of business. We believe the ultimate disposition of these matters will not have a material effect on our financial position, results of operations or liquidity.
One of our subsidiaries is a party to a lawsuit alleging breach of contract pertaining to an asphalt supply agreement. We believe that we have valid counterclaims as well as affirmative defenses that will preclude recovery. Attempts to reach a commercial arrangement to resolve the dispute have been unsuccessful to this point. This matter is currently scheduled for trial in June 2016. Due to the uncertainties of litigation, we cannot predict with certainty the ultimate resolution of this lawsuit.

(d)	Environmental
We are subject to loss contingencies pursuant to federal, state, and local environmental laws and regulations. These laws and regulations govern the discharge of materials into the environment and may require us to incur future obligations to investigate the effects of the release or disposal of certain petroleum, chemical, and mineral substances at various sites; to remediate or restore these sites and to compensate others for damage to property and natural resources. These contingent obligations relate to sites that we own and are associated with past or present operations. We are currently participating in environmental investigations, assessments and cleanups pertaining to our refineries, service stations, pipelines and terminals. We may be involved in additional future environmental investigations, assessments and cleanups. The magnitude of future costs are unknown and will depend on factors such as the nature and contamination at many sites, the timing, extent and method of the remedial actions which may be required, and the determination of our liability in proportion to other responsible parties.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

We have an environmental agreement with HEP pursuant to which we agreed to indemnify HEP against costs and liabilities incurred by HEP to the extent resulting from the existence of environmental conditions at the pipelines or terminals or from violations of environmental laws with respect to the pipelines and terminals occurring prior to February 28, 2005. Our environmental indemnification obligations under the environmental agreement expired on March 1, 2015. However, with respect to any remediation required for environmental conditions existing prior to February 28, 2005, we have the option under the environmental agreement to perform such remediation ourself in lieu of indemnifying HEP for their costs of performing such remediation. Pursuant to this option, we are continuing to perform the ongoing remediation at the Abilene and Wichita Falls terminals. Any remediation required under the terms of the environmental agreement is limited to the standards under the applicable environmental laws as in effect at February 28, 2005.
We have an environmental agreement with Sunoco pursuant to which we agreed to indemnify Sunoco against costs and liabilities incurred by Sunoco to the extent resulting from the existence of environmental conditions at the pipelines or from violations of environmental laws with respect to the pipelines occurring prior to March 1, 2006. With respect to any remediation required for environmental conditions existing prior to March 1, 2006, we have the option to perform such remediation ourself in lieu of indemnifying Sunoco for their costs of performing such remediation.
We have accrued environmental remediation obligations of $46,362 ($7,880 current liability and $38,482 non-current liability) at December 31, 2015, and $51,735 ($8,189 current liability and $43,546 non-current liability) at December 31, 2014. Environmental liabilities with payments that are fixed or reliably determinable have been discounted to present value at a rate of 2.47%.
The table below summarizes our environmental liability accruals:

	As of December 31,
	2015	2014
Discounted environmental liabilities	$43,526	$46,150
Undiscounted environmental liabilities	2,836	5,585
Total accrued environmental liabilities	$46,362	$51,735

As of December 31, 2015, the estimated future payments of environmental obligations for which discounts have been applied are as follows:

Year ending December 31,
2016	$5,487
2017	4,248
2018	3,671
2019	3,466
2020	3,300
2021 and thereafter	31,767
Discounted environmental liabilities, gross	51,939
Less: Discount applied	8,413
Discounted environmental liabilities	$43,526
We have an indemnification agreement with a prior owner for part of the remediation expenses at certain West Coast assets. We have recorded current receivables of $623 and $784 and non-current receivables of $2,648 and $3,030 at December 31, 2015 and 2014, respectively.
We had an indemnification agreement with a prior owner for remediation expenses at the Bakersfield refinery. We have recorded current receivables of $0 and $3,350 at December 31, 2015 and 2014, respectively.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(dollars in thousands, except as noted)

(22)	Quarterly Information (unaudited)
Selected financial data by quarter is set forth in the table below:

	Quarters
	First	Second	Third	Fourth (1)
2015
Net sales	$1,103,240	$1,301,341	$1,151,204	$782,367
Operating income (loss)	67,561	88,094	86,854	(39,100)
Net income (loss)	34,055	47,862	52,376	(51,906)
Net income (loss) available to stockholders	26,939	36,410	41,936	(52,534)
Earnings (loss) per share:
Basic	$0.39	$0.52	$0.60	$(0.75)
Diluted	$0.38	$0.50	$0.58	$(0.75)

2014
Net sales	$1,683,245	$1,742,883	$1,850,097	$1,503,231
Operating income	38,960	18,932	94,005	49,675
Net income (loss)	8,375	(6,437)	53,474	14,456
Net income (loss) available to stockholders	785	(7,517)	38,482	6,707
Earnings (loss) per share:
Basic	$0.01	$(0.11)	$0.56	$0.10
Diluted	$0.01	$(0.11)	$0.55	$0.10
_______________________

(1)	During the three months ended December 31, 2015, we recognized a goodwill impairment loss of $39,028 related to our California refining reporting unit (Note 11).

(23)	Subsequent Events
Dividend Declared
On February 11, 2016, our board of directors approved the regular quarterly cash dividend of $0.15 per share on our common stock, payable on March 18, 2016, to holders of record at the close of business on February 26, 2016.
Partnership Distribution
On February 10, 2016, the board of directors of the General Partner declared a cash distribution to the Partnership’s common unitholders of $5,001, or $0.08 per common unit. The cash distribution will be paid on February 29, 2016 to unitholders of record at the close of business on February 22, 2016. The total cash distribution paid to non-affiliated common unitholders will be $921.